Exhibit 10(r)
                             SEVERANCE AGREEMENT

     This Severance Agreement is entered into as of the 19th day of December, 2000, by and among LUBY'S, INC. ("Luby's"), a Delaware corporation, and LUBY'S RESTAURANTS LIMITED PARTNERSHIP (the "Partnership"), referred to collectively as the "Company," and BARRY J.C. PARKER ("Parker"). In consideration of the mutual covenants herein contained, the parties covenant and agree as follows:

     1. Resignation. Parker hereby resigns as an officer and director of Luby's and its direct and indirect subsidiaries and affiliates, effective as of September 25, 2000. Parker hereby resigns as an employee of the Partnership, effective as of September 25, 2000.

     2. Employment Agreement. The employment agreement dated September 15, 1997, between Luby's Cafeterias, Inc. (now Luby's, Inc.), as amended by letter agreements dated January 8, 1999, October 15, 1999, and July 25, 2000 (the "Employment Agreement") is hereby cancelled and terminated, effective as of September 25, 2000, so that neither party thereto shall have any further rights, privileges, duties, or obligations thereunder.

     3. Cash Payment. In lieu of the salary provided for in the Employment Agreement, the Partnership agrees to pay to Parker, as a severance benefit, the cash sum of $474,040, payable by (i) payment of his health insurance benefits through December 31, 2000 in the amount of $1,048.00 and (ii) the balance, in installments as follows:

                  Installment Amount           Payment Date
                  __________________           ____________

                     $  6,750.00           On or about 10-1-00
                       33,750.00           On or about 11-1-00
                       33,750.00           On or about 12-1-00
                      398,742.00           On or about 1-2-01

Parker hereby acknowledges receipt of the installments due 9-30-00 and 10-31-00, less the required payroll deductions and that the Company has paid his health insurance benefits through December 31, 2000. The remaining installments shall be paid by check, bank wire, or direct deposit as Parker may direct.

     4. Promissory Note. Parker has heretofore executed and delivered to Luby's Cafeterias, Inc. (now Luby's, Inc.) a term promissory note (the "Promissory Note") dated November 10, 1987, in the original principal sum of $199,999.00. The unpaid principal balance of the Promissory Note as of September 25, 2000, in the amount of $119,999.40, and the accrued unpaid interest thereon as of September 23, 2000, in the amount of $7,079.14, are hereby forgiven as a severance benefit, and the Promissory Note is hereby cancelled as of September 25, 2000. Upon the signing of this Agreement, Luby's will deliver to Parker the Promissory Note marked "cancelled."

     5. Stock Agreement. The Promissory Note was secured by a stock agreement (the "Stock Agreement") dated November 10, 1997, entered into between Parker and Luby's Cafeterias, Inc., pursuant to which Parker pledged 20,000 shares of the common stock of Luby's Cafeterias, Inc. to secure payment of the Promissory Note. Upon the signing of this Agreement, Luby's will deliver to Parker the Stock Agreement marked "cancelled" together with the certificates representing the 20,000 shares of pledged stock.

     6. Automobile. The automobile furnished by the Company for Parker's use (being a 1998 model Cadillac Seville having an agreed value of $27,650) is presently in Parker's possession. As a severance benefit, the Company hereby transfers ownership of such automobile to Parker. The automobile is transferred AS IS AND WITH ALL FAULTS; the Company makes no warranty, express or implied, with respect to the condition of the automobile or its merchantability or fitness for a particular purpose. Upon the signing of this Agreement, the Company will deliver to Parker the certificate of title to the automobile duly endorsed for transfer.

     7. Computer. The personal computer furnished by the Company for Parker's use (being a Compac Presario laptop computer having an agreed value of $2,000) is presently in Parker's possession. As a severance benefit, the Company hereby transfers ownership of such computer to Parker. The computer is transferred AS IS AND WITH ALL FAULTS; the Company makes no warranty, express or implied, with respect to the condition of the computer or its merchantability or fitness for a particular purpose.

     8. Withholding. It is understood and agreed that the cash and non-cash severance benefits to which Parker is entitled under the foregoing provisions of this Agreement are subject to federal withholding taxes. The Company is authorized to deduct from any cash severance benefits payable to Parker hereunder the amounts required to be withheld under applicable federal laws.

     9. Chase Loan. Luby's has heretofore guaranteed payment of a loan made by Chase Bank of Texas, National Association, to Parker in the original principal amount of $180,000 (the "Chase Loan"). Parker acknowledges that the Chase Loan remains due and payable according to its terms.

    10. Stock Options. Parker retains all rights and benefits to which he is entitled under the terms and provisions of outstanding employee stock options heretofore granted to him by Luby's. Parker's rights with respect to such options shall be governed by the provisions of the pertinent option agreements and the plans under which the options were granted.

    11. Profit Sharing. Parker retains all rights and benefits to which he is entitled under the terms and provisions of the Company's profit sharing plan. Parker's rights to such benefits shall be governed by the provisions of the profit sharing plan and applicable laws.

    12. SERP. Parker acknowledges that he is not entitled to any benefits under Luby's Supplemental Executive Retirement Plan (SERP). Accordingly, Parker waives and relinquishes all claims to any benefits under such plan.

    13.  Health Benefits.  The Company has provided health insurance for Parker
under the Company's group health insurance until December 31, 2000.   Subsequent
to that date, Parker may, at his own expense, continue coverage under such program to the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

    14. Full Satisfaction. Parker acknowledges and agrees that the severance benefits and rights to which he is entitled under the terms of this Agreement are accepted in full satisfaction of any obligation of the Company to Parker arising out of or in any way related to his employment or the termination of his employment or the severance of his relations with the Company.

    15. Release by Parker. Except as expressly provided in this Agreement, Parker hereby releases Luby's and the Partnership and their subsidiaries and affiliates and their respective officers, directors, agents, employees, and attorneys (in this Paragraph, the "Released Parties") from any and all claims of every kind which Parker may have against the Released Parties or any of them arising out of or in connection with Parker's employment by any of the Released Parties or the termination of such employment or the severance of Parker's relations with any of the Released Parties.

    16. Release by the Company. Except as expressly provided in this Agreement, Luby's and the Partnership, for themselves and on behalf of their subsidiaries and affiliates (in this Paragraph, the "Releasing Parties"), hereby release Parker and his agents and attorneys (in this Paragraph, the "Released Parties") from any and all claims of every kind which the Releasing Parties may have against the Released Parties or any of them arising out of or in connection with Parker's employment or the termination of such employment or the severance of Parker's relations with any of the Released Parties.

    17. Non-Disclosure of Confidential Information. Parker acknowledges that, by virtue of his position of employment with the Company, he has received confidential information regarding the Company that is not publicly available or readily ascertainable by independent investigation. Parker acknowledges and agrees that he will not voluntarily disclose any confidential information received during the course of his employment with the Company unless compelled to do so by subpoena or other legal process. Parker also agrees that he shall be liable to the Company for any unauthorized use or disclosure of confidential information. Parker acknowledges and agrees that the provisions of this Paragraph are a reasonable and necessary protection of substantial interests and that any violation of these restrictions would cause substantial injury to the Company. Therefore, Parker agrees that, in the event of a breach or threatened breach by Parker of this Paragraph, the Company shall be entitled to seek a temporary and/or permanent injunction through the appropriate forum restraining Parker from such breach or threatened breach; provided, however, that nothing contained herein shall be construed to preclude the Company from pursuing any other available remedy for such breach or threatened breach in addition to, or in lieu of, such injunctive relief.

    18. Effect. This Agreement constitutes the complete understanding between Parker and the Company and supersedes any and all prior agreements, promises, and inducements concerning the subject matter, except as expressly provided herein. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

Executed in duplicate originals as of the date first above written.

                                          LUBY'S, INC.

                                      By: /s/DAVID B. DAVISS
                                          ___________________
                                          David B. Daviss, Chairman of the Board
                                          and Acting Chief Executive Officer

                                          LUBY'S RESTAURANTS LIMITED PARTNERSHIP
                                           a Texas limited partnership
                                      By: Luby's Management, Inc., a Delaware
                                          corporation, General Partner


                                      By: /s/DAVID B. DAVISS
                                          ___________________
                                          David B. Daviss, Chairman of the Board
                                          and Acting Chief Executive Officer



                                          /s/BARRY J.C. PARKER
                                          _____________________
                                          BARRY J.C. PARKER